Exhibit 99.1

My Size Secures First Commercial Contract for BoxSizeID Following Selection by Katz Corporation to Improve Operational Efficiency and Reduce Operating Expenses

One of Israel’s largest packaging delivery companies chooses BoxSizeID to improve delivery efficiency for the more than five million packages passing through its logistics center annually

Airport City, Israel – September 6, 2018 – My Size, Inc. (the “Company” or “My Size”) (NASDAQ: MYSZ; TASE: MYSZ), the developer and creator of smartphone measurement applications, announced today it has entered into agreement with Katz Corporation (“Katz”), one of the largest package delivery companies in Israel, to provide its BoxSizeIDTM mobile measurement technology for improved operational efficiency and to reduce operating expenses. The commercial contract follows a successful seven-month pilot program that resulted in an estimated $1 million annualized incremental revenue to the customer, a result of BoxSIzeID’s ability to optimize packaging sizes used to ship Katz’s packages throughout the world.

Katz will install BoxSizeID on to its mobile devices for use by its more than 550 employees in seven centers across Israel, measuring more than five million packages annually. Katz will utilize BoxSizeID to provide real-time logistics data on package volumes and transportation, enabling the company to improve cartonization and manifesting, while reducing operating costs and increasing revenues.

“We are pleased to enter in to this agreement with My Size and to implement BoxSizeID fully throughout our logistics center. The success of the pilot program, which we estimated to increase our annual revenue by approximately $1 million, showcased the power of the technology and why we needed to integrate it throughout our Company,” said Dror Katz, CEO, Katz Corporation. “It is crucial to our business that our systems not only run accurately, but efficiently as well. BoxSizeID enables us to identify areas where our systems could improve, while also empowering our employees to work quickly and more confidently. We look forward to continuing our partnership and realizing the benefits that BoxSizeID provides.”

BoxSizeID streamlines delivery management through accurate parcel measurement and cost calculation, real time dimensional weight (DIM) details for improved logistics, and integration with enterprise resource planning (ERP) systems through barcode scan, image capture, and geo-location tagging. A consumer can utilize BoxSizeID to measure the volume of a package they intend to mail, and then receive a price quote and schedule a pick-up.

“We are excited to be selected by Katz Corporation, one of the preeminent shipping companies in Israel, to integrate BoxSizeID and enable a more efficient process throughout their logistics center. Billing errors due to inefficiencies in measurement are costly, as is lost space in trucks and shipping containers that may not have been allocated correctly due to a lack of accurate sizing information,” said My Size CEO, Ronen Luzon. “This agreement, following a successful pilot program, serves as validation of the BoxSizeID technology and its ability to remove the difficulties out of package measurement while increasing efficiency within the parcel delivery value chain. We look forward to continuing our work with Katz, and to showcasing the value of BoxSizeID to the growing parcel delivery industry.”

For couriers, the benefits are enhanced. They receive the customer’s order and already know the size of the package they are picking up, enabling them to assign pick up of the package to the appropriate truck. In the courier’s logistics center, the packages are scanned and measured, with that data being uploaded to the company’s ERP to ensure the customer’s manifest matches what was actually sent.

A report by Accenture estimates the express parcel market will reach approximately $343 billion by 2020, driven by continued year-over-year growth in e-commerce. The same report also states that many parcel firms have sought to acquire leading technologies and companies in an effort to widen the scope of their business, with improvements in Logistics and Transportation, and Parcels and Express leading the way. Billing errors are costing freight companies additional costs, while inaccurate measurements lead to a 20% sub-utilization of warehouse space due to inefficient slotting. This creates a significant market opportunity for My Size and its BoxSizeID technology within the shipping/parcel space to help shipping/parcel agencies reduce costs and work more efficiently.

About My Size, Inc.

My Size, Inc. (TASE: MYSZ) (NASDAQ: MYSZ) has developed a unique measurement technology based on sophisticated algorithms and cutting-edge technology with broad applications including the apparel, e-commerce, DIY, shipping and parcel delivery industries.  This proprietary technology is driven by several algorithms which are able to calculate and record measurements in a variety of novel ways. To learn more about My Size, please visit our website. www.mysizeid.com. Follow us on Facebook, LinkedIn and Twitter.

Please click here for a demonstration of how the BoxSizeID app works.

Please click here for a demonstration of how the MySizeID™ retail app works.

Please click here for a demonstration of the SizeUp™ “measurement from the air” smart measuring tape.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are identified by the use of the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project” and similar expressions that are intended to identify forward-looking statements. All forward-looking statements speak only as of the date of this press release. You should not place undue reliance on these forward-looking statements. Although we believe that our plans, objectives, expectations and intentions reflected in or suggested by the forward-looking statements are reasonable, we can give no assurance that these plans, objectives, expectations or intentions will be achieved. Forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from historical experience and present expectations or projections. Actual results to differ materially from those in the forward-looking statements and the trading price for our common stock may fluctuate significantly. Forward-looking statements also are affected by the risk factors described in the Company’s filings with the U.S. Securities and Exchange Commission. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

Israel Press Contact:

Eran Yoels
Rimon, Cohen and Co.
Eran@rcspr.co.il
+972-52-440-8020

U.S. Press Contact:

Matthew Bretzius
FischTank Marketing & PR
matt@fischtankpr.com